UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 22, 2018

Aflac Incorporated
(Exact name of registrant as specified in its charter)

Georgia	001-07434	58-1167100
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1932 Wynnton Road, Columbus, Georgia		31999
(Address of principal executive offices)		(Zip Code)

706.323.3431
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

On January 31, 2018, Aflac Incorporated reported its fourth quarter 2017 earnings results, which included a preliminary estimate of the impact of the U.S. Tax Cuts and Jobs Act of 2017 (Tax Reform) of $1.7 billion, increasing both net earnings and total shareholders’ equity. In conjunction with finalizing the Form 10-K filing, including the audited financial statements, the Company refined its estimates related to the implementation of Tax Reform, and as a result recorded an additional tax benefit of $233 million. This adjustment further increased net earnings and total shareholders’ equity by the $233 million. This adjustment will also impact any U.S. GAAP or non-GAAP financial measures that use net earnings or total shareholders’ equity.

While the Company believes that the foregoing estimates are reasonable, it is relying upon guidance provided by SEC Staff Accounting Bulletin No. 118 that provides a measurement period of up to one year from the enactment date of December 22, 2017 in order to complete the accounting for the effects of Tax Reform. Therefore, in future periods the Company may reduce or increase the estimated reduction of net deferred tax liability or make other revisions relating to Tax Reform, and any such revision may be material.

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The Company desires to take advantage of these provisions. This report contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target”, "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; exposure to significant interest rate risk; concentration of business in Japan; foreign currency fluctuations in the yen/dollar exchange rate; failure to execute or implement the conversion of the Japan branch to a legal subsidiary; limited availability of acceptable yen-denominated investments; deviations in actual experience from pricing and reserving assumptions; ability to continue to develop and implement improvements in information technology systems; governmental actions for the purpose of stabilizing the financial markets; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; ongoing changes in the Company's industry; failure to comply with restrictions on patient privacy and information security; extensive regulation and changes in law or regulation by governmental authorities; tax rates applicable to the Company may change; defaults and credit downgrades of investments; ability to attract and retain qualified sales associates, brokers, employees, and distribution partners; decline in creditworthiness of other financial institutions; subsidiaries' ability to pay dividends to Aflac Incorporated; decreases in the Company's financial strength or debt ratings; inherent limitations to risk management policies and procedures; concentration of the Company's investments in any particular single-issuer or sector; differing judgments applied to investment valuations; ability to effectively manage key executive succession; significant valuation judgments in determination of amount of impairments taken on the Company's investments; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; loss of consumer trust resulting from events external to the Company's operations; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; level and outcome of litigation; and failure of internal controls or corporate governance policies and procedures.

The estimated impact of the Tax Act, which is included in GAAP net income and equity, but excluded from operating earnings as defined, is a preliminary estimate and may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the Company’s calculations, changes in interpretations and assumptions the Company has made, tax guidance that may be issued and actions the Company may take as a result of the Tax Act.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aflac Incorporated

February 22, 2018	/s/ June Howard

(June Howard)
Senior Vice President, Financial Services
Chief Accounting Officer

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